Exhibit 1.01

CONFLICT MINERALS REPORT

For the Reporting Period from January 1 to December 31, 2019

Introduction

This is the Conflict Minerals Report of Avnet, Inc. for the calendar year 2019 (“Report”), which has been filed as an exhibit to the Company’s Form SD as provided for in Rule 13p-1 under the Securities Exchange Act of 1934 (the “Conflict Minerals Rule”) and is posted on the Company’s website at https://www.avnet.com/wps/portal/us/about-avnet/human-rights/conflict-minerals. Information contained on, or accessible through, the Company’s website is neither part of nor incorporated by reference into this Report. The date of filing of this Report is May 29, 2020.

References in this Report to “the Company,” “Avnet,” “we,” “our,” or “us” means Avnet, Inc. together with its subsidiaries, except where the context otherwise requires.

Applicability of the Conflict Minerals Rule to Avnet

Avnet is a global technology solutions provider with an extensive ecosystem delivering design, product, marketing and supply chain expertise for customers at every stage of the product lifecycle. Avnet transforms ideas into intelligent solutions, reducing the time, cost and complexities of bringing products to market. A core part of its business is as a global value-added distributor of electronic components and embedded subsystems. It generates revenues from the distribution and sale of electronic components including semiconductors, interconnect, passive and eletromechanical (IP&E) devices and other integrated electronic components from the world’s leading electronic component manufacturers. It creates a vital link in the technology supply chain that connects such manufacturers with a global customer base of original equipment manufacturers, electronic manufacturing services providers and original design manufacturers. Avnet also sells integrated solutions including the assembly or manufacture of embedded electronic component products and systems, touch and passive displays and standard or specialized boards.

The Conflict Minerals Rule requires that the Company disclose in an annual Form SD and associated Conflict Minerals Report information regarding any conflict minerals that are “necessary to the functionality or production” of any product that it manufactures or contracts to be manufactured. The Securities and Exchange Commission (“SEC”) defines conflict minerals as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten (collectively, “CMs”). The Democratic Republic of Congo and its adjoining countries have extensive reserves of CMs, some of which are illegally sourced and traded by armed groups who are responsible for significant human rights violations. The purpose of the Conflict Minerals Rule is to encourage companies whose products contain CMs to endeavor to source from suppliers who do not directly or indirectly support such armed groups through their purchasing decisions. The term CM refers to the named minerals and their derivatives, and does not infer that the procurement of such minerals or derivatives directly or indirectly financed or benefitted armed groups in the Democratic Republic of Congo or an adjoining country. CMs are used in many electronic components and computer products.

Avnet’s revenues for 2019 were largely from distribution and services that were not in-scope for purposes of compliance with the Conflict Minerals Rule. However, it manufactured or contracted to manufacture certain products in which CMs were necessary to the functionality or production of those products during 2019 (collectively, “Covered Products”). Therefore, the Company conducted a reasonable country of origin inquiry (“RCOI”), in good faith, to determine whether any of the CMs in the Covered Products: (1) originated in the Democratic Republic of Congo or an adjoining country, including Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia (collectively, the “Covered Countries”); or (2) are from recycled or scrap sources. Please see “Conflict Minerals Program — Reasonable Country of Origin Inquiry” for more information on the RCOI.

The Company conducted further due diligence on the source and chain of custody of such CMs that conformed, in all material respects, to an internationally recognized due diligence framework as required by the Conflict Minerals Rule. Please see “Conflict Minerals Program — Design of Conflict Minerals Program” for more information on the design of the due diligence program and “Conflict Minerals Program — Due Diligence Efforts” for more information on the due diligence conducted.

Avnet is a downstream consumer of CMs. It does not purchase the necessary CMs contained in its Covered Products directly from mines, smelters or refiners and is generally many levels removed from such market participants. Through the efforts described in this Report, Avnet seeks to ensure that its sourcing practices are consistent with its Conflict Minerals Policy and to encourage conflict free sourcing in its supply chain.

Conflict Minerals Policy

Avnet is committed to responsible sourcing of CMs and promotes traceability of CMs and transparency of the supply chain. The Company has actively engaged with its customers and suppliers for several years with respect to the use of CMs. In furtherance of this, Avnet has adopted a Conflict Minerals Policy, which has been communicated to Avnet’s suppliers and the public. The policy includes the following:

As a global value-added distributor of electronic components and embedded subsystems, Avnet promotes the traceability of these minerals and the transparency of the supply chain. Avnet firmly believes that its customers should be fully informed about the products they purchase. While Avnet, as a distributor, is not able to certify as to the country of origin of the minerals contained in the products manufactured by Avnet’s suppliers, Avnet is committed to working with its customers to supply products that meet the customer’s specifications.

With respect to those limited aspects of Avnet’s business that manufacture or contract to manufacture products that contain conflict minerals that are necessary to the functionality or production of the product, Avnet does not directly purchase any conflict minerals from any source and endeavors not to purchase products that contain conflict minerals that directly or indirectly finance or benefit armed groups in the [Democratic Republic of the Congo] or adjoining countries. Avnet expects its suppliers to these aspects of its business to only source minerals from responsible sources and provide Avnet with proper verification of the country of origin and source of the materials used in the products they supply to it. Avnet fully understands the importance of this issue to its customers and is committed to supply chain initiatives and overall corporate social responsibility and sustainability efforts that work towards a conflict free supply chain. Avnet is encouraging all of its suppliers to likewise support these efforts and make information on the origin of their product components easily accessible on their websites.

The Conflict Minerals Policy is available on the Company’s website at https://www.avnet.com/wps/portal/us/about-avnet/human-rights/conflict-minerals.

Conflict Minerals Program

Design of Conflict Minerals Program

Avnet’s 2019 Conflict Minerals Program (“2019 Program”) utilized the internationally recognized framework The Organization for Economic Co-Operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Framework”) to develop its process to identify the country of origin and chain of custody of the CMs.

As Avnet does not purchase CMs directly from any mine, refiner or smelter, its supply chain with respect to the CMs in its Covered Products is highly complex and there are many parties in the supply chain between Avnet’s direct supplier and the mine from which the CM originated. Due to the Company’s “downstream” position in the supply chain, it followed the principles outlined in the OECD Framework for downstream companies with no direct relationships to smelters or refiners. Therefore, Avnet must rely, in good faith, on its direct suppliers to provide it with information regarding the country of origin and chain of custody of the CMs included in the Covered Products and on third-party audit programs. It is likely that years of engagement and propagation of expectations through many tiers of the supply chain will be necessary before information returned to downstream companies, such as Avnet, may be considered accurate and complete.

Covered Products

Avnet determined that the following products it manufactured or contracted to manufacture in 2019 contained CMs necessary to the functionality or production of those products, which are referred to as the Covered Products:

•                  Design Kits manufactured or contracted to be manufactured by Avnet, Inc. and Avnet Silica

•                  Development boards manufactured or contracted to be manufactured by Avnet Silica and EBV

•                  Development boards, hardware and accessories manufactured or contracted to be manufactured by Shenzhen Embest Technology

•                  Development boards and display solutions manufactured or contracted to be manufactured by MSC Technologies

•                  Electromechanical solutions manufactured or contracted to be manufactured by DEM Manufacturing

Covered Products do not include products that were not entered into the stream of commerce in 2019, and do not include products manufactured or contracted to be manufactured by entities acquired by Avnet after April 2019, as provided by the Conflict Minerals Rule.

Reasonable Country of Origin Inquiry

Pursuant to the Conflict Minerals Rule, Avnet conducted a RCOI on the source and chain of custody of the CMs in its Covered Products, to determine whether any of the necessary CMs in its Covered Products originated in any of the Covered Countries and may not have come from recycled or scrap sources. To the extent applicable, Avnet conducted its RCOI utilizing the same processes and procedures that it established for conducting its due diligence, in particular Steps 1 and 2 of the OECD Framework, which are described under “Due Diligence Efforts” below.

The 2019 RCOI included 137 suppliers (“Suppliers”) that Avnet identified as possibly providing it with components, parts or products that contained the necessary CMs for its Covered Products. These Suppliers identified smelters and refiners that may have processed the necessary CMs contained in the Covered Products. Such smelters and refiners were compared against the Smelter Look-up tab of the Conflict Minerals Reporting Template (“CMRT”) and the list of “conformant” smelters and refiners and country of origin information published by the Responsible Business Alliance’s (“RBA”) Responsible Minerals Initiative (“RMI”) to validate the smelters and refiners, which validated facilities are listed in Appendix A, and to determine the countries from where such validated facilities may have obtained CMs, which countries are listed in Appendix B. For this process, Avnet utilized the data its Suppliers provided on their CMRTs version 5.12 or higher along with RMI’s due diligence of smelters and refiners and audits under the Responsible Minerals Assurance Process (“RMAP”) standard. The RMAP uses an independent third-party audit of smelter and refiner management systems and sourcing practices to validate conformance with RMAP protocols and current global standards.

The Company retained Assent Compliance (“Assent”), a third-party service provider, to assist in the collection and review of Supplier CMRTs and the identification of risks in the supply chain. During the 2019 RCOI, Avnet contacted Suppliers via the Assent Compliance Manager (“ACM”), a software-as-a-service platform that enables users to manage and track supplier communications and allows suppliers to upload completed CMRTs directly to the platform for validation, assessment and management. ACM provides functionality that meets the OECD Framework process expectations by evaluating the quality of each Supplier’s response and assigning a health score based on the Supplier’s declaration of process engagement. Additionally, the results provided in this Report, as well as the step-by-step process for Supplier engagement and upstream due diligence investigations performed, are managed through ACM.

Avnet requested that all Suppliers complete a CMRT. On behalf of Avnet, Assent offered training and educational resources to Suppliers to guide them on best practices, completion of a CMRT and the use of  the ACM platform. Avnet monitored and tracked all communications in ACM for future reporting and transparency. If a Supplier remained unresponsive after three requests through ACM, Avnet directly followed-up with such Supplier.

Supplier CMRTs are subjected to an automated data validation process, with the goal to increase the completeness and accuracy of submissions and identify any contradictory answers in a CMRT. This data validation process is based on questions within the declaration tab of the CMRT, which helps to identify areas that require further classification or risk assessment as well as to understand the due diligence efforts of the Suppliers. Data validation contributes to the health assessment of Avnet’s Conflict Minerals Program, and the results are shared with Suppliers regarding areas that require clarification or improvement.

Submitted Supplier CMRTs are accepted and classified as either valid or invalid. If a Supplier’s CMRT is classified as invalid, the Supplier is provided feedback and guidance on how to correct the validation errors and requested to re-submit a valid CMRT. In addition, Suppliers are provided training courses and direct engagement help through Assent’s multilingual Supplier Experience team.

Due Diligence Efforts

Based on the findings of the 2019 RCOI, pursuant to the Conflict Minerals Rule, Avnet conducted further due diligence on the source and chain of custody of the CMs in its Covered Products. The Company designed its due diligence measures to conform, in all material respects, with the OECD Framework, which contains a five-step structure for due diligence as a basis for responsible global supply chain management of CMs from conflict-affected and high-risk areas.

1.     Establish strong company management systems

•                  Avnet has a governance team and a working team to carry out its Conflict Minerals Program. The governance team is responsible for ensuring that the program meets regulatory requirements and enterprise goals and provides direction to the working team. The working team is responsible for the day-to-day execution of the program, diligence efforts and risk mitigation strategy.

•                  Avnet utilizes a third-party service provider, Assent, to assist with collecting and evaluating supply chain information, identifying potential risks and developing additional due diligence steps. Please see “Conflict Minerals Program — Reasonable Country of Origin Inquiry” for more information on the utilization of Assent and its software platform ACM.

•                  Avnet has a Conflict Minerals Policy, as discussed earlier in this Report. Pursuant to this policy, Avnet expects its Suppliers to only source CMs from responsible sources and to provide proper verification of the country of origin and source of the materials used in the products they supply to Avnet. Suppliers either receive a copy of the policy or are notified of this policy. In addition, the policy is posted on Avnet’s website.

•                  Avnet seeks to include CM related provisions in new or amended supplier agreements with respect to the Covered Products. Its current form of supplier agreement contains a CM provision that requires a Supplier to warrant that any products it supplies containing CMs either does not finance or benefit armed groups in the Covered Countries or are from recycled or scrap sources.

•                  Avnet utilizes the current CMRT version developed by RMI to identify smelters and refiners in its supply chain. The CMRT requires Suppliers to provide information concerning the usage and source of CMs in their components, parts and products, as well as information concerning their related compliance efforts, including whether they have a policy on conflict-free sourcing and required their own suppliers to source CMs from responsible sources.

•                  By utilizing Assent, Avnet provides its Suppliers access to a free platform to upload their CMRTs, help desk support, educational resources on how to properly complete and submit a CMRT, and other multilingual resources.

•                  Employees, vendors, suppliers, customers and any third-party can confidentially report concerns regarding Avnet’s business operations, including compliance with the Conflict Minerals Policy, through the Ethics Alertline, via phone or internet. Violations or grievances at the industry level can be reported to the RMI directly at http://responsiblemineralsinitiative.org/responsible-minerals-assurance-process/grievance-mechanism/.

•                  Avnet has a document retention policy to retain CM related documents, including supplier responses to CMRTs and the sources identified within each reporting period, for at least five years.

2.     Identify and assess risk in the supply chain

•                  Avnet identifies the business segments that manufacture or contract to manufacture products reasonably believed to contain CMs and determine the Covered Products subject to the Conflict Minerals Rule. As a global value-added distributor, a significant percentage of Avnet’s operations are out of scope of the Conflict Minerals Rule.

•                  Avnet identifies the active suppliers of materials, components, parts and products that may contain CMs for the Covered Products, and each Supplier is requested to complete the then latest revision of the CMRT. Avnet expects its direct Suppliers to survey their suppliers.

•                  Supplier level risks include non-responsive suppliers. Avnet tracks receipt of Supplier CMRTs, and if a Supplier remains unresponsive after three requests through the ACM platform, Avnet directly follows-up with such Supplier. Follow-up with non-responsive Suppliers continued into 2020.

•                  Submitted CMRTs go through a data validation process to evaluate responses for plausibility, completion and consistency to lower the risks associated with Supplier CMRT content and for predetermined red flag indicators defined in the OECD Framework to identify risks to the supply chain posed by smelters. To the extent that a CMRT is incomplete, invalid or other relevant information is not provided by a Supplier, follow-up procedures are undertaken to request compliance and to offer feedback, guidance and educational resources. Follow-up with such Suppliers continued into 2020.

•                  Based on a Supplier’s submitted CMRT, the strength of a Supplier’s related compliance efforts, including whether it has a conflict minerals sourcing policy or implements due diligence measures for conflict free sourcing, is evaluated, tracked and rated as either weak or strong.

•                  Supplier level risks also include Supplier CMRTs that are based on company-level information versus Covered Product-level information. Suppliers may have been over-inclusive further if their suppliers provide information on a company-level basis and under-inclusive if Suppliers experience non-responsive suppliers or incomplete supplier CMRTs. Therefore, the Company is unable to determine if the smelters and refiners listed in Appendix A were all utilized or is a complete list of smelters and refiners utilized for CMs in the Covered Products.

•                  Smelters and refiners identified in the CMRTs are compared against the Smelter Look-up tab of the CMRT and the list of Conformant smelters and refiners and country of origin information published by the RMI to determine if the smelter had been audited against a standard in conformance with the OECD Framework, such as RMAP. If a smelter’s due diligence practices have not been audited against the RMAP standard or the smelter is considered non-conformant by RMAP, Assent conducts follow-ups with suppliers reporting those facilities and the facilities are assessed for potential sourcing risks.

3.     Design and implementation of a strategy to respond to identified risks

•                  Avnet has a risk management plan through which the Conflict Minerals Program is implemented, managed and monitored. The plan includes processes to assess and respond to the risks identified in the supply chain, which are described in more detail under “Due Diligence Efforts — 2. Identify and assess risk in the supply chain”.

•                  Working team leaders monitor and report on risk to certain members of senior management.

•                  Avnet’s Conflict Minerals Policy publicly announces its expectations that Suppliers participate in Avnet’s due diligence process by providing proper verification of the country of origin and source of the materials used in the Covered Products they supply to Avnet. The policy also states that Suppliers are expected to only source CMs from responsible sources.

•                  Avnet seeks to include CM related provisions in new or amended supplier agreements with respect to the Covered Products and include CM related due diligence in acquisition activities.

•                  Avnet works with Suppliers on an as-needed basis to assist them with understanding the requirements of the Conflict Minerals Rule. Avnet also offers, through Assent, training and educational resources to Suppliers to guide them on best practices, completion of a CMRT and the use of  the ACM platform.

•                  Avnet has processes in place for new product introductions and changes to the bill of materials for the Covered Products to help ensure compliance with the Conflict Minerals Program.

•                  Employees, vendors, suppliers, customers and any third-party can confidentially report concerns regarding Avnet’s business operations, including compliance with the Conflict Minerals Policy, through the Ethics Alertline, via phone or internet.

4.     Carry out independent third-party audit of supply chain due diligence

•                  As Avnet is a downstream consumer of CMs and is generally many steps removed from smelters and refiners which provide minerals and ores, Avnet is not positioned to conduct direct audits of smelters and refiners’ due diligence practices. Instead, it relies on initiatives such as those led by RBA, including RMI, to conduct smelter and refinery due diligence audits.

5.     Report annually on supply chain due diligence

•                  Avnet annually files a Form SD and a Conflict Minerals Report with the SEC and makes them available to the public on its website at https://www.avnet.com/wps/portal/us/about-avnet/human-rights/conflict-minerals.

Results of 2019 Conflict Minerals Program

As a downstream purchaser of components, parts and products that may contain CMs, Avnet’s 2019 Program can provide only reasonable, but not absolute, assurance regarding the country of origin and chain of custody of the necessary CMs in its Covered Products.

The due diligence process is based on Avnet requesting information from its direct Suppliers, with those Suppliers requesting similar information from their suppliers and so on, up the supply chain, to eventually identify the original sources of the necessary CMs. However, those who purchase CMs directly from smelters or refiners may not be able to discern which of its product lines include specific CMs from each smelter or refiner, and so it is common practice for such purchasers to list all smelters and  refiners they may purchase from within the reporting period. Likewise, Suppliers’ CMRTs provided information at the company level, with none at the product level, and Suppliers may have received similar information from their suppliers and so on. Therefore, Avnet must rely, in good faith, on its direct Suppliers to provide it with valid and complete information. Finally, not all Suppliers completed CMRTs or completed CMRTs in full for the 2019 Program.

For the 2019 Program, 137 Suppliers were identified, of which 110 (or 80.3%) submitted a completed CMRT. This was an improvement from the 2018 program where 77.4% of Suppliers submitted a completed CMRT.

CMRT Results
Year of Program	Suppliers in Scope	% Completed CMRTs	% Valid CMRTs
2019	137	80.3%	76.6%

Of the 137 Suppliers, 93 (or 67.9%) had conflict minerals compliance programs and policies which were rated as strong.

The 305 legitimate smelters and refiners identified by Suppliers in completed CMRTs, which appear on the RMI-maintained smelters list, are listed in Appendix A. Based on the limitations explained above, this list may be more comprehensive than the list of smelters and refiners which actually processed the CMs contained in the Covered Products. The below table summarizes the number of such legitimate smelters and refiners which have been audited, are in the process of being audited, or not enrolled to be audited by RMI utilizing the RMAP standard as well as audit results.

Smelter and Refiner Audit Status Results (1)
RMI Audit Status	Legitimate Smelters and Refiners
RMI Conformant (2)	235	77.0%
RMI Non-Conformant	7	2.3%
RMI Active (3)	7	2.3%
Not Enrolled	56	18.4%
Total	305	100%

(1) The compliance status information provided in the table is based solely on information made available by RMI, without independent verification by the Company.

(2) Smelter or refiner has completed the annual audit process and has been verified to have conflict-free sources.

(3) Smelter or refiner is in the process of being audited or has committed to begin the audit process.

The aggregated list of countries of origin from which the reported smelters and refiners may have collectively sourced CMs, based on information provided through the CMRT data collection process and RMAP audits, is provided in Appendix B. Based on the limitations explained above, this list may be more comprehensive than the list of countries from which CMs contained in the Covered Products were actually sourced.

After conducting its 2019 Program, and in light of the limitations explained above, Avnet concludes that it is unable to determine the origin of the CMs contained in its Covered Products and unable to determine whether its Covered Products are DRC conflict free.

Steps to be taken in Calendar 2020

As Avnet endeavors not to purchase products that contain CMs that directly or indirectly finance or benefit armed groups in the Covered Countries, and in order to mitigate the risk of purchasing such products, it has continued with its Conflict Minerals Program discussed above during calendar year 2020 and specifically plans to pursue the following steps and improvements:

•                  Continue to engage with Suppliers that provided incomplete responses or no responses for 2019 to help encourage them to provide requested information for 2020.

•                  For Suppliers whose conflict minerals compliance programs and policies are deemed weak, to follow-up with such Suppliers to encourage them to improve their efforts and policies.

•                  For new in-scope suppliers, to communicate Avnet’s sourcing expectations, including through the dissemination of the Conflict Minerals Policy and inclusion of CM sourcing requirements in supplier agreements, and provide access to training and educational resources on the requirements of the Conflict Minerals Rule and to guide them on best practices, completion of a CMRT and the use of  the ACM platform

•                  Proactively analyze whether any CMs are present in future products that it develops or in existing products to the extent the materials included in such existing products are revised.

•                  Proactively seek to include CM related provisions in new or amended supplier agreements with respect to the Covered Products.

•                  Continue to monitor its Ethics Alertline for issues related to the Company’s conflict minerals program.

Cautionary Statement about Forward-Looking Statements

Certain statements in this Report may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates” and similar expressions, or the use of future tense, are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to the Company’s future plans, additional steps it intends to take to mitigate the risk that the Company’s necessary CMs benefit armed groups and other statements that do not relate to historical or current facts.

Forward-looking statements are based on the Company’s current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, including: (1) the continued implementation of satisfactory traceability and other compliance measures by Avnet’s direct and indirect suppliers on a timely basis or at all, (2) whether smelters, refiners and other market participants responsibly source CMs and (3) political and regulatory developments regarding CMs. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and the Company undertakes no obligation to update or revise any forward-looking statement, except as required by federal securities law.

APPENDIX A

List of Smelters and Refiners

Avnet utilized data its Suppliers provided on their CMRTs for the 2019 Program along with RBA’s RMI due diligence of smelters and refiners to prepare the below list. The list: (1) may not include all of the smelters and refiners that processed CMs in the Covered Products and (2) may include smelters and refiners which processed CMs which were not contained in the products provided by the Suppliers for the Covered Products.

For RMI Audit Status: (1) “Conformant” means that the smelter or refiner has completed the annual audit process and has been verified to have conflict-free sources and (2) “Active” means that the smelter or refiner is in the process of being audited or has committed to begin the audit process.

Mineral	Smelter/Refiner CID	Smelter/Refiner Name	Smelter/Refiner Location	RMI Audit Status
Gold	CID002763	8853 S.p.A.	Italy	Conformant
Gold	CID002708	Abington Reldan Metals, LLC	United States of America	Non-Conformant
Gold	CID000015	Advanced Chemical Company	United States of America	Conformant
Gold	CID003185	African Gold Refinery	Uganda	Not Enrolled
Gold	CID000019	Aida Chemical Industries Co., Ltd.	Japan	Conformant
Gold	CID002560	Al Etihad Gold Refinery DMCC	United Arab Emirates	Conformant
Gold	CID000035	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	Conformant
Gold	CID000041	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	Conformant
Gold	CID000058	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	Conformant
Gold	CID000077	Argor-Heraeus S.A.	Switzerland	Conformant
Gold	CID000082	Asahi Pretec Corp.	Japan	Conformant
Gold	CID000924	Asahi Refining Canada Ltd.	Canada	Conformant
Gold	CID000920	Asahi Refining USA Inc.	United States of America	Conformant
Gold	CID000090	Asaka Riken Co., Ltd.	Japan	Conformant
Gold	CID000103	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	Not Enrolled
Gold	CID002850	AU Traders and Refiners	South Africa	Conformant
Gold	CID000113	Aurubis AG	Germany	Conformant
Gold	CID002863	Bangalore Refinery	India	Conformant
Gold	CID000128	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	Conformant
Gold	CID000157	Boliden AB	Sweden	Conformant
Gold	CID000176	C. Hafner GmbH + Co. KG	Germany	Conformant
Gold	CID003421	C.I Metales Procesados Industriales SAS	Colombia	Not Enrolled
Gold	CID000180	Caridad	Mexico	Not Enrolled
Gold	CID000185	CCR Refinery - Glencore Canada Corporation	Canada	Conformant
Gold	CID000189	Cendres + Metaux S.A.	Switzerland	Conformant
Gold	CID003382	CGR Metalloys Pvt Ltd.	India	Not Enrolled

Gold	CID000233	Chimet S.p.A.	Italy	Conformant
Gold	CID000264	Chugai Mining	Japan	Conformant
Gold	CID000343	Daye Non-Ferrous Metals Mining Ltd.	China	Not Enrolled
Gold	CID002867	Degussa Sonne / Mond Goldhandel GmbH	Germany	Not Enrolled
Gold	CID003348	Dijllah Gold Refinery FZC	United Arab Emirates	Not Enrolled
Gold	CID000362	DODUCO Contacts and Refining GmbH	Germany	Conformant
Gold	CID000401	Dowa	Japan	Conformant
Gold	CID003195	DS PRETECH Co., Ltd.	Korea, Republic of	Conformant
Gold	CID000359	DSC (Do Sung Corporation)	Korea, Republic of	Conformant
Gold	CID000425	Eco-System Recycling Co., Ltd. East Plant	Japan	Conformant
Gold	CID003424	Eco-System Recycling Co., Ltd. North Plant	Japan	Conformant
Gold	CID003425	Eco-System Recycling Co., Ltd. West Plant	Japan	Conformant
Gold	CID002561	Emirates Gold DMCC	United Arab Emirates	Conformant
Gold	CID002515	Fidelity Printers and Refiners Ltd.	Zimbabwe	Not Enrolled
Gold	CID002584	Fujairah Gold FZC	United Arab Emirates	Not Enrolled
Gold	CID002852	GCC Gujrat Gold Centre Pvt. Ltd.	India	Not Enrolled
Gold	CID002459	Geib Refining Corporation	United States of America	Conformant
Gold	CID003186	Gold Coast Refinery	Ghana	Not Enrolled
Gold	CID002243	Gold Refinery of Zijin Mining Group Co., Ltd.	China	Conformant
Gold	CID001909	Great Wall Precious Metals Co., Ltd. of CBPM	China	Not Enrolled
Gold	CID002312	Guangdong Jinding Gold Limited	China	Not Enrolled
Gold	CID000651	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China	Not Enrolled
Gold	CID000671	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	Not Enrolled
Gold	CID000694	Heimerle + Meule GmbH	Germany	Conformant
Gold	CID000707	Heraeus Metals Hong Kong Ltd.	China	Conformant
Gold	CID000711	Heraeus Precious Metals GmbH & Co. KG	Germany	Conformant
Gold	CID000767	Hunan Chenzhou Mining Co., Ltd.	China	Not Enrolled
Gold	CID000773	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China	Not Enrolled
Gold	CID000778	HwaSeong CJ CO., LTD.	Korea, Republic of	Not Enrolled
Gold	CID000801	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	Conformant
Gold	CID002562	International Precious Metal Refiners	United Arab Emirates	Not Enrolled

Gold	CID000807	Ishifuku Metal Industry Co., Ltd.	Japan	Conformant
Gold	CID000814	Istanbul Gold Refinery	Turkey	Conformant
Gold	CID002765	Italpreziosi	Italy	Conformant
Gold	CID002893	JALAN & Company	India	Not Enrolled
Gold	CID000823	Japan Mint	Japan	Conformant
Gold	CID000855	Jiangxi Copper Co., Ltd.	China	Conformant
Gold	CID000927	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	Not Enrolled
Gold	CID000929	JSC Uralelectromed	Russian Federation	Conformant
Gold	CID000937	JX Nippon Mining & Metals Co., Ltd.	Japan	Conformant
Gold	CID002563	Kaloti Precious Metals	United Arab Emirates	Not Enrolled
Gold	CID000956	Kazakhmys Smelting LLC	Kazakhstan	Not Enrolled
Gold	CID000957	Kazzinc	Kazakhstan	Conformant
Gold	CID000969	Kennecott Utah Copper LLC	United States of America	Conformant
Gold	CID002511	KGHM Polska Miedz Spolka Akcyjna	Poland	Conformant
Gold	CID000981	Kojima Chemicals Co., Ltd.	Japan	Conformant
Gold	CID002605	Korea Zinc Co., Ltd.	Korea, Republic of	Conformant
Gold	CID001029	Kyrgyzaltyn JSC	Kyrgyzstan	Conformant
Gold	CID002865	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	Not Enrolled
Gold	CID001032	L’azurde Company For Jewelry	Saudi Arabia	Not Enrolled
Gold	CID001056	Lingbao Gold Co., Ltd.	China	Not Enrolled
Gold	CID001058	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China	Not Enrolled
Gold	CID002762	L’Orfebre S.A.	Andorra	Conformant
Gold	CID001078	LS-NIKKO Copper Inc.	Korea, Republic of	Conformant
Gold	CID000689	LT Metal Ltd.	Korea, Republic of	Conformant
Gold	CID001093	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	Not Enrolled
Gold	CID002606	Marsam Metals	Brazil	Conformant
Gold	CID001113	Materion	United States of America	Conformant
Gold	CID001119	Matsuda Sangyo Co., Ltd.	Japan	Conformant
Gold	CID001149	Metalor Technologies (Hong Kong) Ltd.	China	Conformant
Gold	CID001152	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	Conformant
Gold	CID001147	Metalor Technologies (Suzhou) Ltd.	China	Conformant
Gold	CID001153	Metalor Technologies S.A.	Switzerland	Conformant
Gold	CID001157	Metalor USA Refining Corporation	United States of America	Conformant
Gold	CID001161	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	Conformant
Gold	CID001188	Mitsubishi Materials Corporation	Japan	Conformant
Gold	CID001193	Mitsui Mining and Smelting Co., Ltd.	Japan	Conformant

Gold	CID002509	MMTC-PAMP India Pvt., Ltd.	India	Conformant
Gold	CID002857	Modeltech Sdn Bhd	Malaysia	Non-Conformant
Gold	CID002282	Morris and Watson	New Zealand	Not Enrolled
Gold	CID001204	Moscow Special Alloys Processing Plant	Russian Federation	Conformant
Gold	CID001220	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	Conformant
Gold	CID001236	Navoi Mining and Metallurgical Combinat	Uzbekistan	Not Enrolled
Gold	CID003189	NH Recytech Company	Korea, Republic of	Non-Conformant
Gold	CID001259	Nihon Material Co., Ltd.	Japan	Conformant
Gold	CID002779	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	Conformant
Gold	CID001325	Ohura Precious Metal Industry Co., Ltd.	Japan	Conformant
Gold	CID001326	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	Russian Federation	Conformant
Gold	CID000493	OJSC Novosibirsk Refinery	Russian Federation	Conformant
Gold	CID001352	PAMP S.A.	Switzerland	Conformant
Gold	CID002872	Pease & Curren	United States of America	Not Enrolled
Gold	CID001362	Penglai Penggang Gold Industry Co., Ltd.	China	Not Enrolled
Gold	CID002919	Planta Recuperadora de Metales SpA	Chile	Conformant
Gold	CID001386	Prioksky Plant of Non-Ferrous Metals	Russian Federation	Conformant
Gold	CID001397	PT Aneka Tambang (Persero) Tbk	Indonesia	Conformant
Gold	CID001498	PX Precinox S.A.	Switzerland	Conformant
Gold	CID003324	QG Refining, LLC	United States of America	Not Enrolled
Gold	CID001512	Rand Refinery (Pty) Ltd.	South Africa	Conformant
Gold	CID000522	Refinery of Seemine Gold Co., Ltd.	China	Not Enrolled
Gold	CID002582	REMONDIS PMR B.V.	Netherlands	Conformant
Gold	CID001534	Royal Canadian Mint	Canada	Conformant
Gold	CID002761	SAAMP	France	Conformant
Gold	CID001546	Sabin Metal Corp.	United States of America	Not Enrolled
Gold	CID002973	Safimet S.p.A	Italy	Conformant
Gold	CID002290	SAFINA A.S.	Czech Republic	Active
Gold	CID002853	Sai Refinery	India	Not Enrolled
Gold	CID001555	Samduck Precious Metals	Korea, Republic of	Conformant
Gold	CID001562	Samwon Metals Corp.	Korea, Republic of	Not Enrolled
Gold	CID002777	SAXONIA Edelmetalle GmbH	Germany	Conformant
Gold	CID001585	SEMPSA Joyeria Plateria S.A.	Spain	Conformant
Gold	CID002525	Shandong Humon Smelting Co., Ltd.	China	Not Enrolled

Gold	CID001619	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	Not Enrolled
Gold	CID001622	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	Conformant
Gold	CID001736	Sichuan Tianze Precious Metals Co., Ltd.	China	Conformant
Gold	CID002516	Singway Technology Co., Ltd.	Taiwan, Province of China	Conformant
Gold	CID001756	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	Conformant
Gold	CID001761	Solar Applied Materials Technology Corp.	Taiwan, Province of China	Conformant
Gold	CID003383	Sovereign Metals	India	Not Enrolled
Gold	CID003153	State Research Institute Center for Physical Sciences and Technology	Lithuania	Not Enrolled
Gold	CID002567	Sudan Gold Refinery	Sudan	Not Enrolled
Gold	CID001798	Sumitomo Metal Mining Co., Ltd.	Japan	Conformant
Gold	CID002918	SungEel HiMetal Co., Ltd.	Korea, Republic of	Conformant
Gold	CID002580	T.C.A S.p.A	Italy	Conformant
Gold	CID001875	Tanaka Kikinzoku Kogyo K.K.	Japan	Conformant
Gold	CID001916	The Refinery of Shandong Gold Mining Co., Ltd.	China	Conformant
Gold	CID001938	Tokuriki Honten Co., Ltd.	Japan	Conformant
Gold	CID001947	Tongling Nonferrous Metals Group Co., Ltd.	China	Not Enrolled
Gold	CID002587	Tony Goetz NV	Belgium	Non-Conformant
Gold	CID002615	TOO Tau-Ken-Altyn	Kazakhstan	Conformant
Gold	CID001955	Torecom	Korea, Republic of	Conformant
Gold	CID001977	Umicore Brasil Ltda.	Brazil	Conformant
Gold	CID002314	Umicore Precious Metals Thailand	Thailand	Conformant
Gold	CID001980	Umicore S.A. Business Unit Precious Metals Refining	Belgium	Conformant
Gold	CID001993	United Precious Metal Refining, Inc.	United States of America	Conformant
Gold	CID002003	Valcambi S.A.	Switzerland	Conformant
Gold	CID002030	Western Australian Mint (T/a The Perth Mint)	Australia	Conformant
Gold	CID002778	WIELAND Edelmetalle GmbH	Germany	Conformant
Gold	CID002100	Yamakin Co., Ltd.	Japan	Conformant
Gold	CID002129	Yokohama Metal Co., Ltd.	Japan	Conformant
Gold	CID000197	Yunnan Copper Industry Co., Ltd.	China	Not Enrolled
Gold	CID002224	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	Conformant
Tantalum	CID000092	Asaka Riken Co., Ltd.	Japan	Conformant
Tantalum	CID000211	Changsha South Tantalum Niobium Co., Ltd.	China	Conformant
Tantalum	CID003402	CP Metals Inc.	United States of America	Conformant

Tantalum	CID002504	D Block Metals, LLC	United States of America	Conformant
Tantalum	CID000456	Exotech Inc.	United States of America	Conformant
Tantalum	CID000460	F&X Electro-Materials Ltd.	China	Conformant
Tantalum	CID002505	FIR Metals & Resource Ltd.	China	Conformant
Tantalum	CID002558	Global Advanced Metals Aizu	Japan	Conformant
Tantalum	CID002557	Global Advanced Metals Boyertown	United States of America	Conformant
Tantalum	CID000616	Guangdong Zhiyuan New Material Co., Ltd.	China	Conformant
Tantalum	CID002544	H.C. Starck Co., Ltd.	Thailand	Conformant
Tantalum	CID002547	H.C. Starck Hermsdorf GmbH	Germany	Conformant
Tantalum	CID002548	H.C. Starck Inc.	United States of America	Conformant
Tantalum	CID002549	H.C. Starck Ltd.	Japan	Conformant
Tantalum	CID002550	H.C. Starck Smelting GmbH & Co. KG	Germany	Conformant
Tantalum	CID002545	H.C. Starck Tantalum and Niobium GmbH	Germany	Conformant
Tantalum	CID002492	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	Conformant
Tantalum	CID002512	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	Conformant
Tantalum	CID002842	Jiangxi Tuohong New Raw Material	China	Conformant
Tantalum	CID000914	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	Conformant
Tantalum	CID000917	Jiujiang Tanbre Co., Ltd.	China	Conformant
Tantalum	CID002506	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	Conformant
Tantalum	CID002539	KEMET Blue Metals	Mexico	Conformant
Tantalum	CID001076	LSM Brasil S.A.	Brazil	Conformant
Tantalum	CID001163	Metallurgical Products India Pvt., Ltd.	India	Conformant
Tantalum	CID001175	Mineracao Taboca S.A.	Brazil	Conformant
Tantalum	CID001192	Mitsui Mining and Smelting Co., Ltd.	Japan	Conformant
Tantalum	CID001277	Ningxia Orient Tantalum Industry Co., Ltd.	China	Conformant
Tantalum	CID001200	NPM Silmet AS	Estonia	Conformant
Tantalum	CID002847	PRG Dooel	North Macedonia, Republic of	Conformant
Tantalum	CID001508	QuantumClean	United States of America	Conformant
Tantalum	CID002707	Resind Industria e Comercio Ltda.	Brazil	Conformant
Tantalum	CID001769	Solikamsk Magnesium Works OAO	Russian Federation	Conformant
Tantalum	CID001869	Taki Chemical Co., Ltd.	Japan	Conformant
Tantalum	CID001891	Telex Metals	United States of America	Conformant
Tantalum	CID001969	Ulba Metallurgical Plant JSC	Kazakhstan	Conformant
Tantalum	CID002508	XinXing HaoRong Electronic Material Co., Ltd.	China	Conformant
Tantalum	CID001522	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	Conformant
Tin	CID000292	Alpha	United States of America	Conformant

Tin	CID002703	An Vinh Joint Stock Mineral Processing Company	Viet Nam	Not Enrolled
Tin	CID000228	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	Conformant
Tin	CID003190	Chifeng Dajingzi Tin Industry Co., Ltd.	China	Conformant
Tin	CID001070	China Tin Group Co., Ltd.	China	Conformant
Tin	CID003356	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China	Non-Conformant
Tin	CID000402	Dowa	Japan	Conformant
Tin	CID002572	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam	Non-Conformant
Tin	CID000438	EM Vinto	Bolivia (Plurinational State of)	Conformant
Tin	CID000448	Estanho de Rondonia S.A.	Brazil	Not Enrolled
Tin	CID000468	Fenix Metals	Poland	Conformant
Tin	CID003410	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	Not Enrolled
Tin	CID000942	Gejiu Kai Meng Industry and Trade LLC	China	Conformant
Tin	CID000538	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Conformant
Tin	CID001908	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	Conformant
Tin	CID000555	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	Conformant
Tin	CID003116	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	Conformant
Tin	CID002849	Guanyang Guida Nonferrous Metal Smelting Plant	China	Conformant
Tin	CID002844	HuiChang Hill Tin Industry Co., Ltd.	China	Conformant
Tin	CID000760	Huichang Jinshunda Tin Co., Ltd.	China	Conformant
Tin	CID001231	Jiangxi New Nanshan Technology Ltd.	China	Conformant
Tin	CID003387	Luna Smelter, Ltd.	Rwanda	Conformant
Tin	CID003379	Ma’anshan Weitai Tin Co., Ltd.	China	Conformant
Tin	CID002468	Magnu’s Minerais Metais e Ligas Ltda.	Brazil	Conformant
Tin	CID001105	Malaysia Smelting Corporation (MSC)	Malaysia	Conformant
Tin	CID002500	Melt Metais e Ligas S.A.	Brazil	Conformant
Tin	CID001142	Metallic Resources, Inc.	United States of America	Conformant
Tin	CID002773	Metallo Belgium N.V.	Belgium	Conformant
Tin	CID002774	Metallo Spain S.L.U.	Spain	Conformant
Tin	CID001173	Mineracao Taboca S.A.	Brazil	Conformant
Tin	CID001182	Minsur	Peru	Conformant
Tin	CID001191	Mitsubishi Materials Corporation	Japan	Conformant

Tin	CID002858	Modeltech Sdn Bhd	Malaysia	Non-Conformant
Tin	CID002573	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam	Not Enrolled
Tin	CID001314	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	Conformant
Tin	CID002517	O.M. Manufacturing Philippines, Inc.	Philippines	Conformant
Tin	CID001337	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State of)	Conformant
Tin	CID003208	Pongpipat Company Limited	Myanmar	Not Enrolled
Tin	CID003409	Precious Minerals and Smelting Limited	India	Active
Tin	CID001399	PT Artha Cipta Langgeng	Indonesia	Conformant
Tin	CID002503	PT ATD Makmur Mandiri Jaya	Indonesia	Conformant
Tin	CID002835	PT Menara Cipta Mulia	Indonesia	Conformant
Tin	CID001453	PT Mitra Stania Prima	Indonesia	Conformant
Tin	CID001460	PT Refined Bangka Tin	Indonesia	Conformant
Tin	CID001477	PT Timah Tbk Kundur	Indonesia	Conformant
Tin	CID001482	PT Timah Tbk Mentok	Indonesia	Conformant
Tin	CID002706	Resind Industria e Comercio Ltda.	Brazil	Conformant
Tin	CID001539	Rui Da Hung	Taiwan, Province of China	Conformant
Tin	CID001758	Soft Metais Ltda.	Brazil	Conformant
Tin	CID002756	Super Ligas	Brazil	Not Enrolled
Tin	CID002834	Thai Nguyen Mining and Metallurgy Co., Ltd.	Viet Nam	Conformant
Tin	CID001898	Thaisarco	Thailand	Conformant
Tin	CID003325	Tin Technology & Refining	United States of America	Conformant
Tin	CID002574	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam	Not Enrolled
Tin	CID002036	White Solder Metalurgia e Mineracao Ltda.	Brazil	Conformant
Tin	CID002158	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	Conformant
Tin	CID002180	Yunnan Tin Company Limited	China	Conformant
Tin	CID003397	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	Conformant
Tungsten	CID000004	A.L.M.T. Corp.	Japan	Conformant
Tungsten	CID002833	ACL Metais Eireli	Brazil	Conformant
Tungsten	CID003427	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil	Active
Tungsten	CID002502	Asia Tungsten Products Vietnam Ltd.	Viet Nam	Conformant
Tungsten	CID002513	Chenzhou Diamond Tungsten Products Co., Ltd.	China	Conformant
Tungsten	CID002641	China Molybdenum Co., Ltd.	China	Not Enrolled
Tungsten	CID000258	Chongyi Zhangyuan Tungsten Co., Ltd.	China	Conformant
Tungsten	CID000281	CNMC (Guangxi) PGMA Co., Ltd.	China	Not Enrolled
Tungsten	CID003448	CP Metals Inc.	United States of America	Active
Tungsten	CID003401	Fujian Ganmin RareMetal Co., Ltd.	China	Conformant

Tungsten	CID000499	Fujian Jinxin Tungsten Co., Ltd.	China	Conformant
Tungsten	CID002645	Ganzhou Haichuang Tungsten Co., Ltd.	China	Conformant
Tungsten	CID000875	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	Conformant
Tungsten	CID002315	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	Conformant
Tungsten	CID002494	Ganzhou Seadragon W & Mo Co., Ltd.	China	Conformant
Tungsten	CID003417	GEM Co., Ltd.	China	Not Enrolled
Tungsten	CID000568	Global Tungsten & Powders Corp.	United States of America	Conformant
Tungsten	CID000218	Guangdong Xianglu Tungsten Co., Ltd.	China	Conformant
Tungsten	CID002542	H.C. Starck Smelting GmbH & Co. KG	Germany	Conformant
Tungsten	CID002541	H.C. Starck Tungsten GmbH	Germany	Conformant
Tungsten	CID000766	Hunan Chenzhou Mining Co., Ltd.	China	Conformant
Tungsten	CID002579	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China	Conformant
Tungsten	CID000769	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	Conformant
Tungsten	CID003182	Hunan Litian Tungsten Industry Co., Ltd.	China	Conformant
Tungsten	CID002649	Hydrometallurg, JSC	Russian Federation	Conformant
Tungsten	CID000825	Japan New Metals Co., Ltd.	Japan	Conformant
Tungsten	CID002551	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	Conformant
Tungsten	CID002321	Jiangxi Gan Bei Tungsten Co., Ltd.	China	Conformant
Tungsten	CID002313	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	China	Not Enrolled
Tungsten	CID002318	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	Conformant
Tungsten	CID002647	Jiangxi Xianglu Tungsten Co., Ltd.	China	Active
Tungsten	CID002317	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	Conformant
Tungsten	CID002316	Jiangxi Yaosheng Tungsten Co., Ltd.	China	Conformant
Tungsten	CID003408	JSC “Kirovgrad Hard Alloys Plant”	Russian Federation	Active
Tungsten	CID000966	Kennametal Fallon	United States of America	Conformant
Tungsten	CID000105	Kennametal Huntsville	United States of America	Conformant
Tungsten	CID003388	KGETS Co., Ltd.	Korea, Republic of	Conformant
Tungsten	CID003407	Lianyou Metals Co., Ltd.	Taiwan, Province of China	Conformant
Tungsten	CID002319	Malipo Haiyu Tungsten Co., Ltd.	China	Conformant
Tungsten	CID002543	Masan Tungsten Chemical LLC (MTC)	Viet Nam	Conformant

Tungsten	CID002845	Moliren Ltd.	Russian Federation	Conformant
Tungsten	CID002589	Niagara Refining LLC	United States of America	Conformant
Tungsten	CID003416	NPP Tyazhmetprom LLC	Russian Federation	Active
Tungsten	CID002827	Philippine Chuangxin Industrial Co., Inc.	Philippines	Conformant
Tungsten	CID001889	Tejing (Vietnam) Tungsten Co., Ltd.	Viet Nam	Conformant
Tungsten	CID002724	Unecha Refractory metals plant	Russian Federation	Conformant
Tungsten	CID002044	Wolfram Bergbau und Hutten AG	Austria	Conformant
Tungsten	CID002843	Woltech Korea Co., Ltd.	Korea, Republic of	Conformant
Tungsten	CID002320	Xiamen Tungsten (H.C.) Co., Ltd.	China	Conformant
Tungsten	CID002082	Xiamen Tungsten Co., Ltd.	China	Conformant
Tungsten	CID002830	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China	Conformant
Tungsten	CID002095	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China	Conformant

APPENDIX B

Countries of Origin

Avnet utilized data its Suppliers provided on their CMRTs for the 2019 Program and relied on information provided by RBA’s RMI due diligence of smelters and refiners regarding the countries of origin and mines or locations of origin to prepare the below list. The list: (1) may not include all of the countries which ultimately sourced the CMs in the Covered Products and (2) may include countries which did not ultimately source  CMs contained in the Covered Products.

Gold	Tantalum	Tin	Tungsten
Afghanistan	Angola	Angola	Angola
Albania	Argentina	Argentina	Argentina
Angola	Australia	Australia	Australia
Argentina	Austria	Austria	Austria
Armenia	Belarus	Belgium	Belgium
Australia	Belgium	Bermuda	Bolivia
Austria	Brazil	Brazil	Brazil
Belgium	Burundi	Burundi	Burundi
Bermuda	Cambodia	Cambodia	Cambodia
Bolivia	Canada	Canada	Canada
Brazil	Central African Republic	Central African Republic	Central African Republic
Bulgaria	Chile	Chile	Chile
Burundi	China	China	China
Cambodia	Colombia	Colombia	Colombia
Canada	Czech Republic	Czech Republic	Czech Republic
Central African Republic	Djibouti	Djibouti	Djibouti
Chile	DRC or an adjoining country	DRC or an adjoining country	DRC or an adjoining country
China	Ecuador	Ecuador	Ecuador
Colombia	Egypt	Egypt	Egypt
Czech Republic	Estonia	Estonia	Estonia
Djibouti	Ethiopia	Ethiopia	Ethiopia
Dominican Republic	France	France	France
DRC or an adjoining country	Germany	Germany	Germany
Ecuador	Ghana	Guyana	Guinea
Egypt	Guyana	Hungary	Guyana
England	Hungary	India	Hungary
Estonia	India	Indonesia	India
Ethiopia	Indonesia	Ireland	Indonesia
Finland	Ireland	Israel	Ireland
France	Israel	Ivory Coast	Israel

Germany	Italy	Japan	Ivory Coast
Ghana	Ivory Coast	Kazakhstan	Japan
Guinea	Japan	Kenya	Kazakhstan
Guyana	Kazakhstan	Kyrgyzstan	Laos
Hungary	Kenya	Laos	Luxembourg
India	Kyrgyzstan	Luxembourg	Madagascar
Indonesia	Laos	Madagascar	Malaysia
Ireland	Luxembourg	Malaysia	Mexico
Israel	Madagascar	Mexico	Mongolia
Italy	Malaysia	Mongolia	Mozambique
Ivory Coast	Mali	Morocco	Myanmar
Japan	Mexico	Mozambique	Namibia
Kazakhstan	Mongolia	Myanmar	Netherlands
Kenya	Mozambique	Namibia	Niger
Kyrgyzstan	Myanmar	Netherlands	Nigeria
Laos	Namibia	Niger	Papua New Guinea
Liberia	Netherlands	Nigeria	Peru
Lithuania	Niger	Papua New Guinea	Philippines
Luxembourg	Nigeria	Peru	Portugal
Madagascar	Peru	Philippines	Republic of Korea
Malaysia	Philippines	Poland	Russia
Mali	Poland	Portugal	Rwanda
Mauritania	Portugal	Republic of Korea	Sierra Leone
Mexico	Republic of Korea	Russia	Singapore
Mongolia	Russia	Rwanda	Slovakia
Mozambique	Rwanda	Sierra Leone	Spain
Myanmar	Sierra Leone	Singapore	Suriname
Namibia	Singapore	Slovakia	Switzerland
Netherlands	Slovakia	South Africa	Tanzania
New Zealand	Slovenia	Spain	Thailand
Niger	South Africa	Suriname	Uganda
Nigeria	Spain	Sweden	United Kingdom
Papua New Guinea	Suriname	Switzerland	USA
Peru	Switzerland	Tanzania	Vietnam
Philippines	Tanzania	Thailand	Zambia
Poland	Thailand	Turkey	Zimbabwe
Portugal	Uganda	Uganda
Republic	United Kingdom	United Kingdom
Republic of Korea	USA	USA

Russia	Vietnam	Uzbekistan
Rwanda	Zambia	Vietnam
Saudi Arabia	Zimbabwe	Zambia
Sierra Leone		Zimbabwe
Singapore
Slovakia
South Africa
Spain
Sudan
Suri
Suriname
Sweden
Switzerland
Tanzania
Thailand
Turkey
Uganda
United Arab Emirates
United Kingdom
USA
Uzbekistan
Vietnam
Zambia
Zimbabwe